As filed with the Securities and Exchange Commission on December 3, 2019

Registration No. 333-211743

Registration No. 333-176421

Registration No. 333-147753

Registration No. 333-133797

Registration No. 333-129912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-211743

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-176421

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-147753

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-133797

Post-Effective Amendment No. 2 to Form S-8

Registration Statement No. 333-129912

UNDER

THE SECURITIES ACT OF 1933

Cimpress plc

(Exact name of registrant as specified in its charter)

Ireland	98-0417483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2016 Performance Equity Plan

2011 Equity Incentive Plan

Amended and Restated 2005 Equity Incentive Plan

2005 Non-Employee Directors’ Share Option Plan

(Full titles of the plans)

Matthew Walsh

Cimpress plc

Vice President, General Counsel and Company Secretary

Building D, Xerox Technology Park,

Dublin Road, Dundalk, Co. Louth

Ireland

+353 42 938 8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Cimpress plc, an Irish public limited company, as the successor issuer to Cimpress N.V., a Dutch limited liability company, pursuant to a cross-border merger. On December 3, 2019, each previously outstanding ordinary share of Cimpress N.V., par value €0.01 per share, was exchanged for one ordinary share of Cimpress plc, par value €0.01 per share. We refer to the transactions effecting this exchange collectively as the Redomestication.

In connection with the Redomestication, Cimpress plc has assumed Cimpress N.V.’s existing obligations in connection with awards granted under Cimpress N.V.’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of shares of Cimpress plc ordinary shares rather than the ordinary shares of Cimpress N.V. upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by Cimpress plc of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-211743; (ii) Registration No. 333-176421; (iii) Registration No. 333-147753; (iv) Registration No. 333-133797 and (v) Registration No. 333-129912. Cimpress plc hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to Registration Statement Nos. 333-129912 and 333-147753 and Post-Effective Amendment No. 2 to Registration Statement Nos. 333-211743, 333-176421 and 333-133797.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Cimpress N.V. with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•

Cimpress N.V.’s annual report on Form 10-K for the year ended June 30, 2019, including the information specifically incorporated by reference into the annual report on Form 10-K from Cimpress N.V.’s definitive proxy statement for the 2019 Annual General Meeting of Shareholders;

•	Cimpress N.V.’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2019;

•

Cimpress N.V.’s current reports on Form 8-K filed on July 31, 2019, August 13, 2019, September  19, 2019, October  17, 2019, October 30, 2019, November  6, 2019, November  18, 2019, and November 25, 2019; and

•

the description of the ordinary shares of Cimpress plc which is contained in Cimpress N.V.’s DEFM14A filed with the Commission on September 27, 2019 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Each document filed by Cimpress plc pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement (including any further amendment hereto) or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (including any further amendment hereto) or in any document filed subsequent to the date of this Post-Effective Amendment that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to: (a) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal: (i) in which judgment is given in his or her favor or in which he or she is acquitted; or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The articles of association of Cimpress plc (and together with the memorandum, “Cimpress plc’s Constitution”) includes a provision which entitles every director to be indemnified by Cimpress plc to the fullest extent permitted by law (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability incurred in his or her capacity as a director. Cimpress plc’s Constitution provides that where a person is so indemnified, such indemnity may extend to all costs, losses, expenses and liabilities incurred by him or her. Any funds provided to a director to meet any expenditure incurred by him or her in connection with defending himself or herself in an investigation of any negligence, default, breach of duty or breach of trust by him or her or otherwise, must be repaid if he or she is convicted, or judgment is given against him or her.

Cimpress plc’s Constitution also provides the board of directors of Cimpress plc (the “Cimpress plc Board”) with authority to purchase and maintain insurance at the expense of Cimpress plc for the benefit of any person who is, or was at any time, a director or other officer or employee of the company or any associated company.

In addition to the provisions of Cimpress plc’s Constitution, it is common for a public limited company to enter into separate a deed of indemnity with a director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under Irish law. Cimpress plc intends to enter into such deeds of indemnity with each of its directors and officers.

Limitation on Director Liability

Subject to exceptions, as described above, Irish law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. One of the exceptions is that an Irish company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

Cimpress plc’s Constitution provides the Cimpress plc Board with authority to purchase and maintain insurance at the expense of Cimpress plc for the benefit of any person who is or was at any time a director or other officer or employee of the company or any associated company.

Separately, in proceedings where negligence, default, breach of duty or breach of trust against a director has or may be established (or in anticipation of any such proceedings), an Irish court has the power to grant a director or other officer relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

We have purchased directors and officers liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Matheson

23.1	Consent of Matheson (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney (see signature pages hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dundalk, Co. Louth, Ireland on December 3, 2019.

Cimpress plc

By:	/s/ Robert S. Keane
Robert S. Keane
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cimpress plc, hereby severally constitute and appoint Robert S. Keane, Matthew F. Walsh and Kathryn L. Leach, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cimpress plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Keane Robert S. Keane	Chairman, Chief Executive Officer and Director (Principal executive officer)	December 3, 2019

/s/ Sean E. Quinn Sean E. Quinn	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 3, 2019

/s/ Sophie A. Gasperment Sophie A. Gasperment	Director	December 3, 2019

/s/ John J. Gavin Jr. John J. Gavin, Jr.	Director	December 3, 2019

/s/ Zachary S. Sternberg Zachary S. Sternberg	Director	December 3, 2019

/s/ Scott Vassalluzzo Scott Vassalluzzo	Director	December 3, 2019